Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Services” and “Financial Statements” as the independent registered public accounting firm in the Statement of Additional Information, dated May 1, 2023, and included in this Post-Effective Amendment No. 14 to the Registration Statement (Form N-6 No. 333-164154) of John Hancock Variable Life Account S (the “Registration Statement”).

We also consent to the use of our reports (1) dated March 30, 2023, with respect to the statutory-basis financial statements of John Hancock Life Insurance Company (U.S.A.) and (2) dated March 30, 2023, with respect to the financial statements of each of the subaccounts within John Hancock Variable Life Account S, for the year ended December 31, 2022, incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 21, 2023